February 16, 2017

Dear Mary,

On behalf of Plantronics, Inc., the “Company” I am pleased to offer you the position of Senior Vice President, General Counsel and Corporate Secretary reporting to me. Should you accept this offer of employment, your first day of employment is anticipated to be on or about March 6, 2017 (your actual first day of employment is referred to as the “start date”).
This letter outlines the terms of your employment with the Company as of your start date, including your compensation and benefits, as set forth below:

Annualized Base Salary	$360,000 per year, payable biweekly in accordance with our standard payroll practices and less applicable tax withholding.
Executive Incentive Plan
50% of your Annual Base Salary or $180,000, at target performance.
The purpose of the Plantronics, Inc. Executive Incentive Plan (“EIP” or the “Plan”) is to focus participants on achieving annual Company-wide financial performance goals as well as product group, segment, or functional objectives and individual performance goals by providing the opportunity to receive annual cash payments based on accomplishments during the year.

Please refer to the Executive Incentive Plan “Administrative Guidelines” for further details on how bonuses may be earned.

Target Total Cash Compensation	$540,000 per year based on the compensation elements shown above assuming at target performance.
Auto Allowance
You are eligible to receive an auto allowance of $8,280 per year. This amount will be paid prorata during each bi-weekly payroll. The gross amount will be listed as a separate income item and appropriate taxes withheld. You will not be reimbursed for business miles driven or car expenses.

New Hire Stock Options
14,500 shares in the form of a non-qualified stock option(s) (“option shares”). The grant date of the option shares will be the fifteenth day of the calendar month after both (i) approval by the Board of Directors or a sub-committee thereof, and (ii) your actual start date (or the next trading day of the Company’s common stock on the New York Stock Exchange if the fifteenth day is not a trading day) (“Grant Date”). The exercise price for each option share shall be the fair market value of the Company’s common stock on the Grant Date. If approved, the option shares will vest over a period of three years with 1/3rd of the shares subject to the option vesting on the first anniversary of the Grant Date and the remaining 2/3rds of the shares subject to the option vesting in equal monthly installments thereafter. All vesting is subject to your continued employment on each relevant vesting date.

New Hire Restricted Stock Award Annual Refresher Stock Award
5,500 shares of the Company’s common stock in the form of restricted stock (“restricted stock”). It will be recommended to the Company’s Board of Directors or a sub-committee thereof that you receive an award for the restricted stock. If approved, the price to you of the restricted stock will be $0.00. Moreover, the award will be granted on the same Grant Date as the option shares. If approved, the restricted stock will vest and be released from escrow or settled in three equal annual installments with the installments vesting on the last calendar day of the month following each of the first, second and third anniversaries of the Grant Date, respectively; provided, however, any shares that would otherwise vest and be released from escrow or settled on December 31st of any year shall instead vest on January 2nd of the succeeding year. All vesting is subject to your continued employment on each applicable vesting date.

You also will be eligible to receive additional equity awards typically on an annual basis at the same time awards are granted to other senior executive officers of the Company, with the terms and conditions of any awards actually granted to be determined in the discretion of the Company’s Compensation Committee.

Subject to your continued employment, in Spring 2017, it is expected that you will receive an equity compensation grant of approximately $250,000 in value (using the Company’s standard methodology for valuing equity compensation grants), with the number of shares, award mix and vesting of any awards actually granted to be determined by the Company’s Compensation Committee in its sole discretion.

General Benefits Change of Control
You will be eligible to participate in Company benefit programs as available or that become available to other similarly situated associates of the Company, subject to the generally applicable terms and conditions of each program. The continuation or termination of each program will be at the discretion of the Company. Life, Medical, Dental and Disability coverage will begin on your start date.

As of your start date, you will be provided with change of control severance protection under the same form of agreement provided to our other senior officers (other than the CEO).

Executive Benefit Program	Executive Physical Program Designed Compensation Program
You will be automatically enrolled in our Executive Health Exam Program. You will be eligible to receive one exam and personalized health guidance from a board certified doctor, at the company’s expense. This screening will give you guidance and direction on further health items to follow up on. To qualify you must schedule the appointment through the pre-identified network of doctors.

The Designed Compensation Program is designed to meet the needs of senior executives by complementing the benefit programs offered to all associates. This supplemental program takes into consideration the needs and differences that result from your key management role with the Company. Participants selected by the CEO and approved by the Committee will be eligible.  The Committee reserves the right to remove any Participant from the Program at any time.  Program participation in one year does not guarantee participation in subsequent years.

Financial, Estate and Tax Planning/Tax Preparation Services.  We provide 75% reimbursement up to $2,000 per year for the services of a CPA, attorney, or other financial consultant to assist with the planning and execution of tax and estate planning and preparation. This income is considered taxable and appropriate taxes will be withheld. Plantronics takes no responsibility for selecting and retaining such services, and the consequences of the resulting advice.

Business Club Membership.  We provide reimbursement of up to $1,500 per year for membership(s) in business, travel, or trade organizations. Social, luncheon, golf or athletic club memberships do not apply. This income is considered taxable and reimbursement will be provided through payroll, following the deduction of appropriate taxes.

Personal Liability Insurance. We provide reimbursement of up to $500 per year for personal liability umbrella insurance coverage. This must be a separate policy from your regular auto and homeowner’s liability coverage. This income is considered taxable and reimbursement will be provided through payroll, following the deduction of appropriate taxes.

401(k)
You are eligible to join the Plantronics, Inc. 401(k). You automatically become a participant for purposes of the discretionary employer contribution as soon as you receive your first pay check from Plantronics. Plantronics, Inc. makes a discretionary employer contribution of 3% of your base salary on a bi-weekly basis to the 401(k). You may also contribute, as pre-tax or Roth contributions, between 1% and 50% of your eligible compensation each pay period, up to the annual IRS maximum ($18,000 in 2017) once you have enrolled. If you are over age 50 or will be turning 50 in this calendar year you may also contribute an additional ”catch up contribution” amount ($6,000 for 2017) up to the annual IRS maximum ($24,000 in 2017). You may enroll by calling the MassMutual FLASH Line at (800) 74FLASH (35274) or by visiting www.massmutual.com/retire/ and proceeding to The Journey link. Plantronics will match 50 cents for every $1.00 you contribute up to a maximum of 6% of your eligible compensation each pay period. The matching contribution is 100% vested immediately. If after 45 days from your date of hire you have not actively selected a contribution amount to set aside each pay period, Plantronics will automatically enroll you at a discretionary employee contribution of 3% of your eligible earnings on a bi-weekly basis to the 401(k). Please note that if you are classified as a part-time employee, you must be regularly scheduled to work at least twenty (20) hours per week to participate (if you are regularly scheduled to work less than 20 hours you will be eligible to participate when you actually work 1,000 hours in a year).

Non-Qualified Deferred Compensation Plan
You may be eligible to participate in a non-qualified deferred compensation plan, subject to the terms and conditions of the Plan Document. An eligible participant may elect to defer prospective compensation not yet earned by submitting a Compensation Deferral Agreement during the enrollment periods. Under the terms of the current plan, you may elect to defer up to 100% of your base salary (subject to limitation in order to meet FICA withholding and Section 125 deduction requirements on all W-2 compensation), up to 100% of your bonus earned during the coming year and paid the following year, and/or up to 100% of your eligible commissions. For more information regarding the Plantronics, Inc. Deferred Compensation Plan, please see the Prospectus.

This formal notification of our offer of employment is subject to the terms set forth in your Employment Application which you have submitted to Plantronics and is contingent upon satisfactory background verification, receipt of an original application, a final review of references, and the approval of the Compensation Committee of the Board of Directors.
For purposes of stock ownership, please be advised that Executive Officers are expected to meet certain requirements. At present, “Executive Officers” are defined as those executives who the Board of Directors has determined are Section 16 Officers in accordance with the Securities Exchange Act of 1934, as amended. The Board of Directors may modify this requirement on a case by case if compliance reasonably creates a hardship for any such Executive Officer. Plantronics’ Board of Directors may furthermore modify these stock ownership requirements at their discretion, including expanding the executives deemed to be Executive Officers under this policy.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within 3 business days of your start date, or our employment relationship with you may be immediately terminated.
Before releasing certain export-controlled technology and software to you during your employment at Plantronics, Plantronics may be required to obtain an export license in accordance with United States law. Plantronics will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Plantronics is contingent upon receipt of the export license or authorization, and Plantronics will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure.

Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ prior notice.

You agree that, during the term of your employment with the Company, you will devote substantially all of your professional time to your responsibilities at Plantronics, and you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
As a Company associate, you will be expected to abide by company rules and standards as presented in our Associate Handbook and our World Wide Code of Business Conduct and Ethics.
As a condition of your employment, you will also be required to sign and comply with:
Employee, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, (i) the assignment of patent, copyright and other intellectual property rights to any invention made during your employment at the Company, and (ii) non-disclosure of proprietary information.
Export Compliance: Before releasing certain export-controlled technology and software to you during your employment at Plantronics, Plantronics may be required to obtain an export license in accordance with United States law. Plantronics will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Plantronics is contingent upon receipt of the export license or authorization, and Plantronics will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure..
All payments and benefits under this letter are subject to applicable tax and other withholdings. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Internal Revenue Code section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during the your lifetime. In no event will the Company shall not be held liable for any taxes, interest, penalties or other amounts owed by Employee under Code Section 409A.
To indicate your acceptance of the Company’s offer of employment as stated above, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by Plantronics’ CEO and you.

Mary, I look forward to working with you and having you as a member of the team!
Sincerely,
PLANTRONICS, INC.
/s/ Joe Burton_
Joe Burton
President & Chief Executive Officer
Agreed to and accepted:

Signature:    /s/ Mary Huser

Printed Name:    Mary Huser

Received Offer Date:    2/16/17

Confirmed Start Date:    3/13/17

This offer expires one week from the date listed on the first page.